As filed with the Securities and Exchange Commission on April 6, 2001
                                            Registration No. 333-_______

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  Form S-3
                          REGISTRATION STATEMENT
                                   under
                        THE SECURITIES ACT OF 1933

       Ingersoll Rand Company               Ingersoll-Rand Financing I
        (Exact name of Registrants as specified in their charters)

             New Jersey                              Delaware
   (State or other jurisdiction of       (State or other jurisdiction of
   incorporation or organization)         incorporation or organization)

             13-5156640                             13-5156640
(I.R.S. Employer Identification No.)   (I.R.S. Employer Identification No.)

       200 Chestnut Ridge Road               200 Chestnut Ridge Road
  Woodcliff Lake, New Jersey 07677       Woodcliff Lake, New Jersey 07677
           (201) 573-0123                         (201) 573-0123
     (Addresses, including zip codes, and telephone numbers, including area codes, of Registrants' principal executive offices)

                         Patricia Nachtigal, Esq.
                 Senior Vice President and General Counsel
                          200 Chestnut Ridge Road
                     Woodcliff Lake, New Jersey 07677
                              (201) 573-0123
 (Name, address, including zip code, and telephone number, including area code, of Registrants' agent for service)

                                 Copy to:
                            John B. Tehan, Esq.
                        Simpson Thacher & Bartlett
                           425 Lexington Avenue
                         New York, New York 10017
                              (212) 455-2000

     Approximate date  of commencement  of proposed  sale to  the public:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans please check the following box. /_/
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /_/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
     If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /_/
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. /_/

                     CALCULATION OF REGISTRATION FEE


       Title of Each Class of               Amount to be         Proposed Maximum           Proposed              Amount of
     Securities to be Registered             Registered           Offering Price             Maximum            Registration
                                                                   Per Unit(c)              Aggregate                Fee
                                                                                            Offering
                                                                                            Price<FN3>
Capital Securities  . . . . . . . . .       16,100,000                100.5%              $404,512,500               $101,129
Debt Securities<FN1>  . . . . . . . .
Guarantees<FN2> . . . . . . . . . . .

<FN1>    No separate consideration will be received by Ingersoll-Rand
         Company. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required.
<FN2>    No separate consideration will be received by Ingersoll-Rand
         Company. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required.
<FN3>    Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

         The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

               Subject to Completion.  Dated April 4, 2001

                      _______ __% Capital Securities
              (Liquidation Amount $25 per Capital Security)
                        Ingersoll-Rand Financing I
                   Fully and Unconditionally Guaranteed
                    to the Extent Set Forth Herein by

                                [IR LOGO]
                          Ingersoll-Rand Company

                         The Capital Securities:

- The capital securities represent undivided preferred beneficial ownership interests in the assets of a trust called Ingersoll-Rand Financing I. The sole assets of the trust are the debentures, equal in amount to the aggregate liquidation amount of the capital and common securities, issued by Ingersoll-Rand.

- Ingersoll-Rand has guaranteed the capital securities to the extent described in this prospectus.

-   Anticipated closing date:                 , 2001.

                 Distributions on the Capital Securities:

- Each capital security pays a quarterly distribution at an annual rate of ___% per capital security, if Ingersoll-Rand pays interest on the debentures.

-   The capital securities will mature on May 16, 2003.

- Ingersoll-Rand may defer interest payments on the debentures on one or more occasions until maturity of the debentures on May 16, 2003. If Ingersoll-Rand does defer interest payments, the trust will also defer payment of distributions on the capital securities. Deferred distributions will accumulate at an annual rate of ____%.

- If Ingersoll-Rand redeems the debentures held by the trust, the trust will redeem the capital securities. The prices and circumstances under which the debentures can be redeemed by Ingersoll-Rand and the amount you will receive upon redemption of your capital securities are described in this prospectus.

- If the trust is liquidated, you will generally receive $25 principal amount of debentures for each capital security you own rather than cash.

                                                                          Per Capital                  Total
                                                                            Security
Public offering price . . . . . . . . . . . . . . . . . . .                    $                         $

Agent's commissions to be paid by Ingersoll-Rand  . . . . .                    $                         $

  The capital securities are being offered through Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agent, pursuant to an agreement with Ingersoll-Rand. Neither Ingersoll-Rand nor the trust will receive any proceeds from this offering.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  The capital securities will be ready for delivery in book-entry form through The Depository Trust Company on or about _______, 2001.

                           Merrill Lynch & Co.

        The date of this prospectus supplement is __________, 2001

                            TABLE OF CONTENTS
                                                                     Page

Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . . . 9
Description of the Capital Securities . . . . . . . . . . . . . . . . .10
Description of the Guarantee  . . . . . . . . . . . . . . . . . . . .  26
Description of Debentures . . . . . . . . . . . . . . . . . . . . . .  31
Effect of Obligations Under the Debentures and the Guarantee  . . . .  44
United States Federal Income Tax Consequences . . . . . . . . . . . .  46
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . .  54
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
Available Information . . . . . . . . . . . . . . . . . . . . . . . .  57
Incorporation of Certain Documents by Reference . . . . . . . . . . .  58

         You should rely only on the information contained in this document or to which this document refers you. We have not, and the agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

                            PROSPECTUS SUMMARY

         In this prospectus, the words "Ingersoll-Rand," "Company," "we," "our" and "us" refer to Ingersoll-Rand Company, a New Jersey corporation, and its subsidiaries and do not refer to the trust.

         The following summary contains basic information about this offering. It may not contain all the information that is important to you. The "Description of the Capital Securities", "Description of the Debentures", "Description of the Guarantee" and "Effect of Obligations under the Debentures and the Guarantee" sections of the prospectus contain more detailed information regarding the terms and condition of the capital securities. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

The Trust

         Ingersoll-Rand Financing I is a Delaware business trust. It has sold 1,610,000 capital securities to the public. _________ of these securities are being offered pursuant to this prospectus. It has also sold common securities, which represent approximately 3% of the trust's capital, to Ingersoll-Rand.

         The trust exists for the exclusive purposes of:

         - issuing the common securities and capital securities, which we refer to collectively as the trust securities, representing undivided beneficial ownership interests in the assets of the trust,

         - investing the proceeds of the trust securities in the debentures, and

         - engaging in only those other activities necessary or incidental thereto.

         The number of trustees of the trust is presently five. Three of the trustees, whom we refer to as regular trustees, are persons who are employees or officers of or who are affiliated with Ingersoll-Rand. The fourth trustee is Bank One, National Association, a financial institution that is unaffiliated with Ingersoll-Rand, which trustee serves as institutional trustee under the declaration of trust and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act of 1940. The fifth trustee, Bank One Delaware Inc., a corporation that is unaffiliated with Ingersoll-Rand, serves as the Delaware trustee.

         The institutional trustee holds the debentures for the holders of the trust securities and the institutional trustee has the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. Ingersoll-Rand, as the holder of all the common securities, has the right to appoint, remove or replace any trustee. Ingersoll-Rand pays all fees and expenses related to the trust and the offering of the trust securities.

         The principal place of business of the trust is c/o Ingersoll-Rand Company, 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677 and its telephone number is (201) 573-0123.

Ingersoll-Rand

         Ingersoll-Rand is a leading provider of security and safety, climate control, industrial productivity and infrastructure products. In each of these markets Ingersoll-Rand offers a diverse product portfolio that includes well-recognized industrial and commercial brands.

         Security and Safety--Ingersoll-Rand markets architectural hardware and access-control products and services for residential, commercial and institutional buildings. Led by the familiar Schlage brand, products include locks and locksets, door closers, exit devices, steel doors and frames, power-operated doors, architectural columns and biometric and electronic access control technologies.

         Climate Control--Ingersoll-Rand offers a range of temperature-control products for protecting food and other perishables. Products include: Thermo King transport temperature control units for truck trailers, small trucks, seagoing containers and air conditioning for buses; and Hussmann refrigerated display cases for supermarkets, delicatessens and other commercial and institutional refrigeration applications.

         Industrial Productivity--Ingersoll-Rand has a diverse group of businesses offering products and services to enhance industrial efficiency. These products and services include: Ingersoll-Rand air compressors and components for compressed-air systems, tools and material handling equipment, and fluid handling products; Club Car golf cars and utility vehicles; and Torrington bearings, components and motion-control technologies.

         Infrastructure--Ingersoll-Rand is a major supplier of products and services for all types of construction projects and industrial and commercial development, including Bobcat compact equipment and Ingersoll-Rand road pavers, compactors, portable-power products and drilling equipment.

         Ingersoll-Rand has approximately 100 manufacturing locations, roughly half of which are outside North America. Approximately 34% of Ingersoll-Rand's revenues are derived from outside the United States and due to our diverse businesses, no end market represents more than 15% of our revenues.

         Over the past five years Ingersoll-Rand has pursued an aggressive acquisition and divestiture program focused on: building and maintaining leadership in our four major global markets; enhancing revenue growth and profitability; and reducing the effect of economic cycles on our financial performance. In 2000, Ingersoll-Rand sold businesses that had $1.2 billion in sales and acquired businesses with sales of $1.6 billion.

         Ingersoll-Rand's principal executive offices are at 200 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677 (telephone 201-573-0123).

The Offering

Securities of the Trust

         The trust was created by Ingersoll-Rand to make an offering of 1,610,000 Capital Securities on March 23, 1998. __________ capital securities are being offered on behalf of their existing holders by Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agent. Neither Ingersoll-Rand nor the trust will receive any proceeds from this offering.

         Ingersoll-Rand owns all of the common securities of the trust. The liquidation amount of all the trust common securities is equal to approximately 3% of the total capital of the trust. The trust common securities generally rank equally with the capital securities. However, in the case of specific defaults and upon liquidation or redemption, the trust common securities rank junior to the capital securities with respect to distributions, redemption and liquidation. Except in limited circumstances specified in the trust agreement, Ingersoll-Rand as the holder of the trust common securities has sole voting power with respect to matters to be voted upon by the trust's security holders.

         The capital securities are represented by global securities that are registered in the name of the nominee of The Depository Trust
Company, New York, New York (DTC). This means that you will not receive a certificate for your capital securities but, instead, will hold your interest through DTC's system.

Distributions

         If you purchase the capital securities, you will be entitled to receive cumulative cash distributions at an annual rate of ____% of the liquidation amount of $25 or $___ per capital security. Distributions are paid quarterly in arrears on February 16, May 16, August 16 and November 16 of each year.

Extension of Payment Periods

         The ability of the trust to pay distributions on the capital securities is solely dependent on the receipt of interest payments from Ingersoll-Rand on the debentures. Ingersoll-Rand has the right at any time to defer the interest payments due on the debentures for successive extension periods limited, in the aggregate, to a period not extending beyond the maturity date of the debentures (which deferred interest payments would accumulate at the rate of __% per annum compounded quarterly). The corresponding quarterly distributions on the capital securities would be deferred by the trust (but would continue to accumulate quarterly and would accrue interest, compounded quarterly, at the rate of ____% per annum) until the end of any extension period. If a deferral of an interest payment occurs, the holders of the capital securities will be required to accrue interest income for United States federal income tax purposes in advance of the receipt of any corresponding cash distribution with respect to the deferred interest payment.

Distribution of Debentures

         In certain circumstances involving an investment company event, as described in this prospectus, the trust may be dissolved, with the result that, after satisfaction of liabilities to creditors of the trust, if any, debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of the capital securities will be distributed to the holders of the capital securities.

Tax Event Redemption

         The debentures (and, thus, the trust securities) are redeemable, at the option of Ingersoll-Rand, on not less than 30 days or more than 60 days prior written notice in whole but not in part upon the occurrence and continuation of a tax event, as described in this prospectus, at a redemption price equal to, for each debenture, the redemption amount, as described in this prospectus, together with accrued and unpaid distributions (including deferred distributions). If Ingersoll-Rand redeems all of the debentures, the trust must redeem all of the trust securities and pay in cash the redemption price to the holders of such trust securities.

         Other than in the event of a tax event redemption, Ingersoll-Rand will not have the ability to redeem the debentures prior to their stated maturity date.

Guarantee

         Ingersoll-Rand has irrevocably and unconditionally guaranteed on a senior unsecured basis, the payment in full of:

         - distributions on the capital securities to the extent the trust has available funds for distribution; and

         - generally, the liquidation amount of the capital securities or the redemption price upon a tax event redemption, to the extent the trust has assets available for distribution to holders of capital securities.

No Listing of Capital Securities

         The trust does not intend to apply for the listing of the capital securities on any national securities exchange or for quotation of the capital securities on any automated dealer quotation system.

         Merrill Lynch has advised us that they currently intend to make a market in the capital securities after the completion of this offering. However, they are under no obligation to do so and may discontinue market making activities at any time without notice.

                               RISK FACTORS

         Before purchasing any capital securities, you should carefully read this prospectus and pay special attention to the following risk factors.

Ingersoll-Rand's Ability to Defer Distributions Has Tax Consequences for You and May Affect the Trading Price of the Capital Securities

         As long as the debentures are not in default, Ingersoll-Rand can, on one or more occasions, defer interest payments on the debentures to the maturity date of the debentures. Because interest payments on the debentures fund the distributions on the capital securities, each such deferral would result in a corresponding deferral of distributions on the capital securities.

         Ingersoll-Rand does not currently intend to defer interest payments on the debentures. However, if it does so in the future, the capital securities may trade at a price that does not fully reflect the value of the accrued but unpaid distributions.

         If you sell capital securities during a deferral period, you may not receive the same return on your investment as someone who continues to hold the capital securities. In addition, Ingersoll-Rand's right to defer interest payments on the debentures could mean that the market price for the capital securities may be more volatile than that of other securities without interest deferral rights.

         At the end of any deferral period, Ingersoll-Rand must pay all of the accrued interest on the debentures. Ingersoll-Rand must also pay
interest on the deferred interest payments at an annual rate of    %,
compounded quarterly. If Ingersoll-Rand pays these amounts, it may elect to begin a new deferral period. There is no other limitation on the number of times that Ingersoll-Rand may elect to begin a new deferral period except that no deferral period may extend beyond the maturity date of the debentures.

         If Ingersoll-Rand does defer interest payments on the debentures, you will be required to accrue interest income for United States federal income tax purposes in respect of your proportionate share of the debentures held by the trust even if you normally report income when received. As a result, you must include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving any cash distribution.

The Capital Securities May Be Redeemed At Any Time if a Tax Event Occurs

         If a tax event occurs, Ingersoll-Rand can redeem all of the debentures. If such a redemption happens, the trust must use the redemption price it receives to redeem the capital securities.

Exchange of Capital Securities for Debentures

         Ingersoll-Rand has the right to terminate the trust and, after paying all of the trust's debts, if any, to cause the trust to distribute debentures in exchange for all of the outstanding trust securities.

         Assuming, as expected, that the trust will not be taxable as a corporation under current United States federal income tax law, this exchange would not be a taxable event to holders of the capital securities. However, if the trust becomes subject to United States federal income tax with respect to income received or accrued on the debentures, a distribution of the debentures by the trust could be a taxable event to the trust and the holders of the capital securities.

Rights Under the Guarantee; Direct Action

   Ingersoll-Rand guarantees the following payments on the capital securities, but only to the extent that the trust has funds available to make such payments:

         - any accumulated and unpaid distributions required to be paid on the capital securities;

         - the redemption price with respect to any securities called for redemption; and

         - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with the distribution of debentures to the holders of the capital securities), the lesser of (a) the aggregate liquidation amount of the capital securities and accrued and unpaid distributions thereon to the date of payment and (b) the amount of assets of the trust remaining available for distribution to the holders of capital securities.

   If Ingersoll-Rand defaults on the debentures, the trust will lack funds for the payments on the capital securities. If this happens, holders of capital securities will not be able to rely upon the guarantee for payment of such amounts. Instead, if Ingersoll-Rand does not pay any amounts on the debentures when due, a holder of capital securities may proceed directly against Ingersoll-Rand for payment of any amounts due on the capital securities of such holder.

Limited Voting Rights

         You will only have limited voting rights. In particular, only Ingersoll-Rand can elect and remove trustees, except under certain limited circumstances.

                             USE OF PROCEEDS

         Neither Ingersoll-Rand nor the trust will receive any proceeds from this offering of the capital securities. The portion of the proceeds from this offering equal to the aggregate stated liquidation amount of the capital securities will be automatically applied to satisfy in full the obligations of specified Income PRIDES holders to purchase common stock under their related purchase contracts. In addition, after deducting as the placement fee an amount not exceeding 25 basis points (.25%) of the aggregate stated liquidation amount of the securities from any amount of such proceeds in excess of the aggregate stated liquidation amount of the capital securities offered hereby plus any accrued and unpaid distributions (including any deferred distributions), Merrill Lynch will remit the remaining portion of the proceeds, if any, for the benefit of such holder.

                    RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth Ingersoll-Rand's ratio of earnings to fixed charges for each of the years in the five year period ended December 31, 2000. Ingersoll-Rand does not presently have any preference stock outstanding. For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes and fixed charges, excluding Ingersoll-Rand's proportionate share in the undistributed earnings (losses) of less than fifty-percent-owned affiliates (accounted for using the equity method), minority interests and capitalized interest. Fixed charges consist of interest (including capitalized interest), amortization of debt discount and expense and that portion (one-third) of rental expense deemed to be representative of an interest factor included therein.

                                                                   Year Ended December 31,
                                                   ----------------------------------------------------
                                                   2000         1999       1998        1997        1996
                                                   ----         ----       ----        ----        ----
Ratio of earnings to fixed charges  . . . . .      3.44         4.28       3.59        4.44        4.79

                  DESCRIPTION OF THE CAPITAL SECURITIES

General

         The capital securities have been issued pursuant to the terms of the declaration of trust. Bank One, National Association, as institutional trustee, acts as indenture trustee for the capital securities under the declaration of trust for purposes of compliance with the provisions of the Trust Indenture Act of 1939. The declaration of trust authorized the regular trustees to issue, on behalf of the trust, the trust securities, which represent undivided beneficial ownership interests in the assets of the trust. All of the common securities are owned, directly or indirectly, by Ingersoll-Rand.

         The common securities rank equally with, and payments will be made thereon on a pro rata basis, with the capital securities, except that upon the occurrence and during the continuance of an indenture event of default, the rights of the holders of the common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. The declaration of trust does not permit the issuance by the trust of any securities other than the trust securities or the incurrence of any indebtedness by the trust. Pursuant to the declaration of trust, the institutional trustee owns the debentures purchased by the trust for the benefit of the holders of the trust securities. The payment of distributions out of money held by the trust, and payments upon redemption of the capital securities or liquidation of the trust, are guaranteed by Ingersoll-Rand to the extent described under "Description of the Guarantee." The guarantee, when taken together with Ingersoll-Rand's obligations under the debentures and the indenture and its obligations under the declaration of trust, including the obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the capital securities), provides a full and unconditional guarantee of amounts due on the capital securities. The guarantee is held by Bank One, National Association, the guarantee trustee, for the benefit of the holders of the capital securities. The guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of capital securities is to vote to direct the institutional trustee to enforce the institutional trustee's rights under the debentures (except in the limited circumstances in which the holder may take direct action).

Distributions

         Distributions on the capital securities will be fixed initially
at a rate per annum of      % of the stated liquidation amount of $25 per
capital security. Distributions in arrears for more than one quarter will
accumulate at the rate of     % per annum through and including May 15,
2003, compounded quarterly. The term "distribution" as used herein includes any such accumulated distributions unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

         Distributions on the capital securities offered hereby will be cumulative and will accrue from May 16, 2001 and will be payable quarterly in arrears on February 16, May 16, August 16, and November 16 of each year, commencing August 16, 2001, when, as and if funds are available for payment. Distributions will be made by the institutional trustee, except as otherwise described below.

         Ingersoll-Rand has the right under the indenture to defer payments of interest on the debentures by extending the interest payment period from time to time on the debentures, which right, if exercised, would defer quarterly distributions on the capital securities (though such distributions would continue to accrue with interest at the rate of
     % per annum) during any such extended interest payment period. Such right to extend the interest payment period for the debentures is limited to a period, in the aggregate, not extending beyond the maturity date of the debentures. In the event that Ingersoll-Rand exercises this right, then

         - Ingersoll-Rand may not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock other than

             - purchases or acquisitions of capital stock of Ingersoll-Rand in connection with the satisfaction by Ingersoll-Rand of its obligations under any employee benefit plans or the satisfaction by Ingersoll-Rand of its obligations pursuant to any contract or security outstanding on the date of such event requiring Ingersoll-Rand to purchase capital stock of Ingersoll-Rand,

             - as a result of a reclassification of Ingersoll-Rand's capital stock or the exchange or conversion of one class or series of Ingersoll-Rand's capital stock for another class or series of Ingersoll-Rand's capital stock,

             - the purchase of fractional interests in shares of Ingersoll-Rand's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

             - dividends or distributions in capital stock of Ingersoll-Rand (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, or

             - redemptions or repurchases of any rights outstanding under a shareholder rights plan or the declaration thereunder of a dividend of rights in the future,

         - Ingersoll-Rand may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Ingersoll-Rand that rank junior to such debentures, and

         - Ingersoll-Rand may not make any guarantee payments with respect to the foregoing other than pursuant to the guarantee.

         Prior to the termination of any extension period, Ingersoll-Rand may further extend the interest payment period as long as the extension period, together with all such previous and further extensions thereof, may not extend beyond the maturity date of the debentures. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the capital securities as they appear on the books and records of the trust on the record date next following the termination of an extension period.

         Distributions on the capital securities will be paid to the extent that the trust has funds available for the payment of the distributions. The trust's funds available for distribution to the holders of the capital securities will be limited to payments received from Ingersoll-Rand on the debentures. The payment of distributions out of monies held by the trust is guaranteed by Ingersoll-Rand to the extent set forth under "Description of the Guarantee." Distributions on the capital securities will be payable to the holders, as they appear on the books and records of the trust on the relevant record dates, which, as long as the capital securities remain in book-entry only form, will be one business day prior to the relevant payments dates. In the event that any date on which distributions are to be made on the capital securities is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such record date.

Optional Redemption

         The debentures are redeemable at the option of Ingersoll-Rand, in whole but not in part, on not less than 30 days nor more than 60 days notice, upon the occurrence and continuation of a tax event under the circumstances described under "Description of the Debentures Tax Event Redemption." If Ingersoll-Rand redeems the debentures upon the occurrence and continuation of a tax event, the proceeds from the repayment shall simultaneously be applied on a pro rata basis to redeem capital securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the debentures so redeemed at a redemption price, per capital security, equal to the redemption amount plus accrued and unpaid interest thereon to the date of such redemption. The definition of redemption amount is described under "Description of Debentures--Tax Event Redemption." The proceeds will be payable in cash to the holders of such capital securities.

Redemption Procedures

         If the trust gives a notice of redemption (which notice will be irrevocable) in respect of the capital securities, then, by 12:00 noon, New York City time, on the redemption date, provided that Ingersoll-Rand has paid to the institutional trustee sufficient amount of cash in connection with the related redemption or maturity of the debentures, the trust will irrevocably deposit with the depositary, funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the capital securities so called for redemption. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such capital securities so called for redemption will cease, except the right of the holders of such capital securities to receive the redemption price but without interest on the redemption price. In the event that any date fixed for redemption of capital securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a business day (without any interest or other payment in respect of any such delay), except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

Distribution of the Debentures

         If, at any time, an investment company event shall occur and be continuing, the trust will be dissolved, with the result that debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the trust securities, would be distributed to the holders of the trust securities in liquidation of such holders' interests in the trust on a pro rata basis within 90 days following the occurrence of such investment company event. The dissolution and distribution will, however, be conditioned on Ingersoll-Rand being unable to avoid such investment company event within the 90-day period by taking some ministerial action or pursuing some other similar reasonable measure that will have no adverse effect on the trust, Ingersoll-Rand or the holders of the trust securities and will involve no material cost.

         Ingersoll-Rand will have the right at any time to dissolve the trust and, after satisfaction of liabilities of creditors of the trust as provided by applicable law, cause the debentures to be distributed to the holders of the trust securities. As of the date of any distribution of debentures upon dissolution of the trust:

         - the capital securities will no longer be deemed to be outstanding,

         - the depositary or its nominee, as the record holder of the capital securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon such distribution, and

         - any certificates representing capital securities not held by the depositary or its nominee will be deemed to represent debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal and unpaid distributions on, such capital securities until such certificates are presented to Ingersoll-Rand or its agent for transfer or reissuance.

         There can be no assurance as to the market prices for either the capital securities or the debentures that may be distributed in exchange for the capital securities if a dissolution of the trust were to occur. Accordingly, the capital securities or such debentures that an investor may receive if a dissolution of the trust were to occur may trade at a discount to the price that the investor paid to purchase the capital securities.

         "Investment company event" means that the regular trustees have received an opinion from independent counsel experienced in practice under the Investment Company Act of 1940 to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), which Change in 1940 Act Law becomes effective on or after the date of this prospectus, there is more than an insubstantial risk that the trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act.

Subordination of Common Securities

         Payment of distributions (including additional amounts, if applicable) on, and the redemption price of, the capital securities and common securities will be made pro rata based on the liquidation amount of the capital securities and common securities, if, however, on any distribution date, or redemption date an indenture event of default shall have occurred and be continuing, no payment of any distribution (including additional amounts, if applicable) on, or redemption price of any of the trust's common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of accumulated and unpaid distributions (including additional amounts, if applicable) on all of the trusts outstanding capital securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the trust's outstanding capital securities then called for redemption, shall have been made or provided for, and all funds available to the institutional trustee shall first be applied to the payment in full in cash of all distributions (including additional amounts, if applicable) on, or redemption price of, the trust's capital securities then due and payable.

Liquidation Distribution Upon Dissolution

         In the event of any voluntary or involuntary dissolution of the trust (unless a tax event redemption has occurred), the then holders of the capital securities will be entitled to receive out of the assets of the trust, after satisfaction of liabilities to creditors, debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the capital securities on a pro rata basis in exchange for such capital securities.

         The holders of the common securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the capital securities, except that if a declaration of trust event of default has occurred and is continuing, the capital securities shall have a preference over the common securities with regard to such distributions.

         Pursuant to the declaration, the trust shall dissolve

         -   on March 23, 2004, the expiration of the term of the trust,

         - upon the bankruptcy of Ingersoll-Rand or the holder of the common securities,

         - upon the filing of a certificate of dissolution or its equivalent with respect to Ingersoll-Rand or the revocation of the charter of Ingersoll-Rand and the expiration of 90 days after the date of revocation without a reinstatement thereof,

         - after the receipt by the institutional trustee of written direction from Ingersoll-Rand to dissolve the trust,

         -   upon the distribution of debentures,

         - upon the occurrence and continuation of a tax event redemption (as described under "Description of the Debentures--Tax Event Redemption"),

         - upon the entry of a decree of a judicial dissolution of the holder of the common securities, Ingersoll-Rand or the trust.

Declaration Events of Default

         An event of default under the indenture constitutes an event of default under the declaration of trust with respect to the trust securities. In addition, the following are events of default under the declaration of trust:

         - default by the trust in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days, or

         - default by the trust in the payment of any redemption price of any trust security when it becomes due and payable, or

         - default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the declaration of trust (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in the two previous clauses), and continuation of such default or breach for a period of 90 days after written notice has been given to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities, which notice shall specify such default or breach and require it to be remedied and shall state that such notice is a "Notice of Default" under the declaration of trust, or

         - the occurrence of certain events of bankruptcy or insolvency with respect to the institutional trustee and the failure by Ingersoll-Rand to appoint a successor institutional trustee within 60 days thereof.

         Within five business days after the occurrence of any event of default actually known to the institutional trustee, the institutional trustee will transmit notice of such event of default to the holders of the capital securities, the regular trustees and Ingersoll-Rand unless such event of default shall have been cured or waived. Upon the occurrence of a declaration of trust event of default, the institutional trustee as the sole holder of the debentures will have the right under the indenture to declare the principal of and interest on the debentures to be immediately due and payable. Ingersoll-Rand and the regular trustees are required to file annually with the institutional trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the declaration of trust.

         The holder of the common securities will be deemed to have waived any declaration of trust event of default with respect to the common securities until all declaration of trust events of default with respect to the capital securities have been cured, waived, or otherwise eliminated.

         Until such declaration of trust events of default with respect to the capital securities have been so cured, waived or otherwise eliminated, the institutional trustee will be deemed to be acting solely on behalf of the holders of the capital securities and only the holders of the capital securities will have the right to direct the institutional trustee with respect to certain matters under the declaration of trust and, therefore, the indenture. If a declaration of trust event of default with respect to the capital securities is waived by holders of capital securities, such waiver will also constitute the waiver of such declaration of trust event of default with respect to the common securities without any further act, vote or consent of the holders of the common securities. If the institutional trustee fails to enforce its rights under the debentures in respect of an indenture event of default after a holder of record of capital securities has made a written request, such holder of record of capital securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Ingersoll-Rand to enforce the institutional trustee's rights under the debentures without first proceeding against the institutional trustee or any other person or entity. Notwithstanding the foregoing, if a declaration event of default has occurred and is continuing and such event is attributable to the failure of Ingersoll-Rand to pay interest or principal on the debentures on the date such interest or principal is otherwise payable (after giving effect to any right of deferral), then a holder of capital securities may institute a direct action for the principal of or interest on the debentures having a principal amount equal to the aggregate liquidation amount of the capital securities of such holder. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the debentures.

Voting Rights

         Except as described herein, under Delaware law and the Trust Indenture Act of 1940 and as otherwise required by law and the declaration of trust, the holders of the capital securities will have no voting rights.

         Subject to the requirement of the institutional trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate stated liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee, or direct the exercise of any trust or power conferred upon the institutional trustee under the declaration of trust, including the right to direct the institutional trustee, as holder of the debentures, to:

    (a) exercise the remedies available under the indenture with respect to the debentures,

    (b) waive any past indenture event of default that is waivable under the indenture,

    (c) exercise any right to rescind or annul a declaration that the principal of all the debentures shall be due and payable, or

    (d) consent to any amendment, modification or termination of the indenture or the debentures where such consent shall be required. Where a consent or action under the indenture would require the consent or act of holders of more than a majority in principal amount of the debentures affected thereby, however, only the holders of at least such super-majority in aggregate stated liquidation amount of the capital securities may direct the institutional trustee to give such consent or take such action. The institutional trustee shall notify all holders of the capital securities of any notice of default received from the debenture trustee. Such notice shall state that such indenture event of default also constitutes a declaration event of default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the institutional trustee shall not take any of the actions described in clauses (a), (b) or (c) above unless the institutional trustee has obtained an opinion of tax counsel experienced in such matters to the effect that, as a result of such action, the trust will not fail to be classified as a grantor trust for federal income tax purposes.

         In the event the consent of the institutional trustee, as the holder of the debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture or the debentures, the institutional trustee shall request the direction of the holders of the capital securities and the common securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in stated liquidation amount of the capital securities and the
common securities voting together as a single class.   Where a consent
under the indenture would require the consent of a super-majority, the institutional trustee may only give such consent at the direction of the holders of at least the proportion in stated liquidation amount of the capital securities and the common securities which the relevant super-majority represents of the aggregate principal amount of the debentures outstanding. The institutional trustee shall not take any such action in accordance with the directions of the holders of the capital securities and the common securities unless the institutional trustee has obtained an opinion of tax counsel experienced in such matters to the effect that, as a result of such action, the trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

         A waiver of an indenture event of default will constitute a waiver of the corresponding declaration of trust event of default.

         Any required approval or direction of holders of capital securities may be given at a separate meeting of holders of capital securities convened for such purpose, at a meeting of all of the holders of trust securities or pursuant to written consent. The regular trustees will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of capital securities. Each such notice will include a statement setting forth the following information:

         - the date of such meeting or the date by which such action is to be taken,

         - a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought, and

         -   instructions for the delivery of proxies or consents.

         No vote or consent of the holders of capital securities will be required for the trust to cancel capital securities or distribute debentures in accordance with the declaration of trust.

         Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned at such time by Ingersoll-Rand or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Ingersoll-Rand, shall not be entitled to vote or consent and shall, for purpose of such vote or consent, be treated as if such capital securities were not outstanding.

         The procedures by which holders of capital securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company."

Modification of the Declaration

         The declaration of trust may be modified and amended if approved by the regular trustees (and in certain circumstances the institutional trustee or the Delaware trustee), provided, that if any proposed amendment provides for, or the regular trustees otherwise propose to effect:

         (a) any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the declaration or otherwise or

         (b) the dissolution of the trust other than pursuant to the terms of the declaration,

then the holders of the trust securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in such stated liquidation amount of the trust securities affected thereby. If any amendment or proposal referred to in clause (a) above would adversely affect only the capital securities or the common securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in stated liquidation amount of such class of securities. In addition, the declaration of trust may be amended without the consent of the holders of the trust securities to, among other things, cause the trust to continue to be classified for United States federal income tax purposes as a grantor trust.

         Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would:

         - cause the trust to be classified as other than a grantor trust for purposes of United States federal income taxation,

         - reduce or otherwise adversely affect the power of the institutional trustee, or

         - cause the trust to be deemed an "investment company" which is required to be registered under the Investment Company Act.

Mergers, Consolidations or Amalgamations

         The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below or as described in "-Liquidation Distribution Upon Dissolution." The trust may, with the consent of the regular trustees and without the consent of the holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that:

         - if the trust is not the surviving entity, such successor entity either

             - expressly assumes all of the obligations of the trust under the trust securities or

             - substitutes for the trust securities other securities having substantially the same terms as the trust securities, so long as the successor securities rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption and otherwise,

         - Ingersoll-Rand expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the institutional trustee as the holder of the debentures,

         - if the capital securities are listed, any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the capital securities are then listed or quoted,

         - such merger, consolidation, amalgamation or replacement does not cause the capital securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization,

         - such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity),

         - such successor entity has a purpose substantially identical to that of the trust,

         - prior to such merger, consolidation, amalgamation or replacement, Ingersoll-Rand has received an opinion of a nationally recognized independent counsel to the trust experienced in such matters to the effect, that,

             - such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity),

             - following such merger, consolidation, amalgamation or replacement, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and

             - following such merger, consolidation, amalgamation or replacement, the trust (or the successor entity) will continue to be classified as a grantor trust for federal income tax purposes, and

         - Ingersoll-Rand guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee and the common securities guarantee (as defined herein).

         Notwithstanding the foregoing the trust shall not, except with the consent of holders of 100% in stated liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes.

Book-Entry Only Issuance--The Depository Trust Company

         The capital securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). However, under certain circumstances, the regular trustees with the consent of Ingersoll-Rand may decide not to use the system of book-entry transfers through the DTC with respect to the capital securities. In that event, certificates of the capital securities will be printed and delivered to the holders.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global capital securities as represented by a global certificate.

         Purchases of capital securities within the DTC's system must be made by or through direct participants, which will receive a credit for the capital securities on the DTC's records. The ownership interest of each actual purchaser of each capital security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased capital securities. Transfers of ownership interests in the capital securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the capital securities, except in the event that use of the book-entry system for the capital securities is discontinued.

         To facilitate subsequent transfers, all the capital securities deposited by participants with the DTC will be registered in the name of the DTC's nominee, Cede & Co. The deposit of capital securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the capital securities. DTC's records reflect only the identity of the direct participants to whose accounts such capital securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         So long as DTC or its nominee is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the capital securities represented thereby for all purposes under the declaration of trust and the capital securities. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC applicable procedures, in addition to those provided for under the declaration of trust.

         DTC has advised Ingersoll-Rand that it will take any action permitted to be taken by a holder of capital securities (including the presentation of capital securities for exchange as described below) only at the direction of one or more participants to whose account DTC's interests in the global certificates are credited and only in respect of such portion of the stated liquidation amount of capital securities as to which such participant or participants has or have given such directions. However, if there is a declaration of trust event of default under the capital securities, DTC will exchange the global certificates for certificated securities, which it will distribute to its participants.

         Conveyance of notices and other communications by DTC to direct participants and indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

         Although voting with respect to the capital securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to capital securities. Under its usual procedures, DTC would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the capital securities are credited on the record date (identified in a listing attached to the omnibus proxy). Ingersoll-Rand and the trust believe that the arrangements among DTC, direct and indirect participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a record holder of a beneficial interest in the trust.

         Distribution payments on the capital securities issued in the form of one or more global certificates will be made to DTC in immediately available funds. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless the depositary has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such participant and not of DTC, the trust or Ingersoll-Rand, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trust, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.

         Except as provided herein, a beneficial owner in a global capital security certificate will not be entitled to receive physical delivery of capital securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the capital securities.

         Although DTC has agreed to the foregoing procedure in order to facilitate transfer of interests in the global certificates among participants, DTC is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. None of Ingersoll-Rand, the trust or any trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing the DTC. DTC may discontinue providing its services as securities depositary with respect to the capital securities at any time by giving reasonable notice to the trust. Under such circumstances, in the event that a successor securities depositary is not obtained, capital securities certificates are required to be printed and delivered to holders. Additionally, the regular trustees (with the consent of Ingersoll-Rand) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the capital securities. In that event, certificates for the capital securities will be printed and delivered to holders. In each of the above circumstances, Ingersoll-Rand will appoint a paying agent with respect to the capital securities.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Ingersoll-Rand and the trust believe to be reliable, but neither Ingersoll-Rand nor the trust takes responsibility for the accuracy hereof.

Registrar, Transfer Agent and Paying Agent

         Payments in respect of the capital securities represented by the global certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates, or, in the case of certificated securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the trustees.

         Bank One, National Association will act as registrar, transfer agent and paying agent for the capital securities. In the event that Bank One, National Association shall no longer be agent, the regular trustees shall appoint a successor to act as paying agent (which shall be a bank or trust company).

         Registration of transfers of capital securities will be effected without charge by or on behalf of the trust, but upon payment (and the giving of such indemnity as the trust or Ingersoll-Rand may require) in respect of any tax or other government charge which may be imposed in relation to it.

Information Concerning the Institutional Trustee

         The institutional trustee prior to the occurrence of a default with respect to the trust securities and after the curing and or waiver of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the declaration of trust and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the institutional trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of capital securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of capital securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the institutional trustee to take any action it is empowered to take under the declaration of trust following a declaration event of default. The institutional trustee also serves as trustee under the guarantee.

         The institutional trustee maintains commercial banking relationships with Ingersoll-Rand.

Governing Law

         The declaration of trust and the capital securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

         The regular trustees are authorized and directed to operate the trust in such a way so that the trust will not be required to register as an "investment company" under the Investment Company Act or be characterized as other than a grantor trust for federal income tax purposes. Ingersoll-Rand is authorized and directed to conduct its affairs so that the debentures will be treated as indebtedness of Ingersoll-Rand for federal income tax purposes. In this connection, Ingersoll-Rand and the regular trustees are authorized to take any action not inconsistent with applicable law, the declaration of trust, the certificate of trust of the trust or the certificate of incorporation of Ingersoll-Rand, that each of Ingersoll-Rand and the regular trustees determines in its discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the capital securities or vary the term thereof.

         Holders of the capital securities have no preemptive or similar rights.

                       DESCRIPTION OF THE GUARANTEE

General

         Pursuant to the guarantee, Ingersoll-Rand irrevocably and unconditionally agrees, to the extent set forth therein, to pay in full on a senior unsecured basis, to the holders of the trust securities issued by the trust, the guarantee payments (as defined in the next sentence), as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments or distributions with respect to trust securities issued by the trust to the extent not paid by or on behalf of the trust (which we refer to as the "guarantee payments"), will be subject to the guarantee thereon:

         - any accrued and unpaid distributions which are required to be paid on the trust securities, to the extent the trust shall have funds available therefor,

         - the redemption price, including all accumulated and unpaid distributions to the date of redemption, of trust securities in respect of which the related debentures have been redeemed by Ingersoll-Rand upon the occurrence of a tax event redemption, to the extent the trust has funds available therefor, and

         - upon a voluntary or involuntary dissolution of the trust (other than in connection with the distribution of debentures to the holders of trust securities), the lesser of

             - the aggregate of the stated liquidation amount and all accrued and unpaid distributions on such trust securities to the date of payment, to the extent the trust has funds available therefor, and

             - the amount of assets of the trust remaining available for distribution to holders of the trust securities in liquidation of the trust.

         Ingersoll-Rand's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Ingersoll-Rand to the holders of trust securities or by causing the trust to pay such amounts to such holders.

         The guarantee is a full and unconditional guarantee on a senior unsecured basis with respect to the trust securities issued by the trust, but does not apply to any payment of distributions except to the extent the trust shall have funds available therefor. If Ingersoll-Rand does not make interest payments on the debentures purchased by the trust, the trust will not pay distributions on the trust securities and will not have funds available to make distributions.

         The guarantee, when taken together with Ingersoll-Rand's obligations under the debentures, the indenture, and the declaration of trust, has the effect of providing a full and unconditional guarantee on a senior unsecured basis by Ingersoll-Rand of payments due on the trust securities.

         The guarantee is for the benefit of all the holders of the trust securities (including the holders of the common securities), provided, however, that upon an indenture event of default, holders of capital securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

         Bank One, National Association acts as the guarantee trustee for the purposes of compliance with the provisions of the Trust Indenture Act.

Certain Covenants of Ingersoll-Rand

         In the guarantee, Ingersoll-Rand covenants that, so long as any trust securities issued by the trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the guarantee or the declaration of trust, then

         - Ingersoll-Rand shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock other than

             - purchases or acquisitions of capital stock of Ingersoll-Rand in connection with the satisfaction by Ingersoll-Rand of its obligations under any employee or agent benefit plans or the satisfaction by Ingersoll-Rand of its obligations pursuant to any contract or security outstanding on the date of such event requiring Ingersoll-Rand to purchase capital stock of Ingersoll-Rand,

             - as a result of a reclassification of Ingersoll-Rand's capital stock or the exchange or conversion of one class or series of Ingersoll-Rand's capital stock for another class or series of Ingersoll-Rand's capital stock,

             - the purchase of fractional interests in shares of Ingersoll-Rand's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

             - dividends or distributions in capital stock of Ingersoll-Rand (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, or

             - redemptions or repurchases of any rights outstanding under a shareholder rights plan (or the declaration thereunder of a dividend of rights in the future),

         - Ingersoll-Rand shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Ingersoll-Rand which rank junior to the debentures, and

         - Ingersoll-Rand shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the guarantee).

Modification of the Guarantee; Assignment

         Except with respect to any changes which do not adversely affect the rights of holders of trust securities (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of not less than a majority in stated liquidation amount of the outstanding trust securities issued by the trust. All guarantees and agreements contained in the guarantee shall bind the successors, assigns, receivers, trustees and representatives of Ingersoll-Rand and shall inure to the benefit of the holders of the trust securities then outstanding.

Termination

         The guarantee will terminate:

         - upon distribution of the debentures held by the trust to the holders of the trust securities,

         - upon full payment of the redemption price of all the trust securities in the event that all of the debentures are repurchased by Ingersoll-Rand upon the occurrence of a tax event redemption, or

         - upon full payment of the amounts payable in accordance with the declaration of trust upon liquidation of the trust. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust securities must return payment of any sums paid under the trust securities or the guarantee.

Events of Default

         An event of default under the guarantee will occur upon the failure of Ingersoll-Rand to perform any of its payment or other obligations thereunder.

         The holders of a majority in stated liquidation amount of the trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce such guarantee, any holder of trust securities may institute a legal proceeding directly against Ingersoll-Rand to enforce such holder's rights under the guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. Ingersoll-Rand waives any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against Ingersoll-Rand.

Status of the Guarantee

         The Guarantee will constitute an unsecured obligation of Ingersoll-Rand and will rank on a parity with all of Ingersoll-Rand's other senior unsecured obligations.

Information Concerning the Guarantee Trustee

         The guarantee trustee, prior to the occurrence of a default with respect to the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of capital securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the guarantee trustee, upon the occurrence of an event of default under the guarantee, from exercising the rights and powers vested in it by the guarantee.

         The guarantee trustee maintains commercial banking relationships with Ingersoll-Rand.

Governing Law

         The guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

                        DESCRIPTION OF DEBENTURES

General

         The debentures were issued as senior unsecured debt under an Indenture between Ingersoll-Rand and The Bank of New York as debt trustee and rank on a parity in right of payment with all of the Ingersoll-Rand's other senior unsecured debt obligations. The debentures are limited in aggregate principal amount to $414.9 million.

         The debentures are not subject to a sinking fund provision. Unless a tax event redemption has occurred, the entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including compound interest (as defined herein) and expenses and taxes of the trust, if any, on May 16, 2003.

         Ingersoll-Rand has the right at any time to dissolve the trust and cause the debentures to be distributed to the holders of the trust securities. If debentures are distributed to holders of trust securities in liquidation of such holders' interests in the trust, the debentures will initially be issued as a global security. Under certain limited circumstances, debentures may be issued in certificated form in exchange for a global security. In the event that debentures are issued in certificated form, the debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on debentures issued as a global security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the debentures. In the event debentures are issued in certificated form, principal and interest will be payable, the transfer of the debentures will be registrable and debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount, at the corporate trust office or agency of the debt trustee, New York, New York, provided, that at the option of Ingersoll-Rand, payment of interest may be made by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any debentures is the institutional trustee, the payment of principal and interest on the debentures held by the institutional trustee will be made at such place and to such account as may be designated by the institutional trustee.

         The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving Ingersoll-Rand that may adversely affect such holders.

Interest

         Each debenture bears interest at the rate of ___% per annum, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, to the person in whose name such debenture is registered, subject to certain exceptions, at the close of business on the business day next preceding such interest payment date. In the event the debentures shall not continue to remain in book-entry only form, Ingersoll-Rand shall have the right to select record dates, which shall be more than fifteen business days but less than 60 business days prior to the interest payment date. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in such 90-day period. In the event that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Tax Event Redemption

         If a tax event shall occur and be continuing, Ingersoll-Rand may, at its option, redeem debentures in whole (but not in part) at any time at a redemption price equal to, for each debenture, the redemption amount plus accrued and unpaid interest thereon, including compound interest and expenses and taxes of the trust, if any, to the date of redemption. If, following the occurrence of a tax event, Ingersoll-Rand exercises its option to redeem the debentures, then the proceeds of such redemption will be applied to redeem trust securities having a liquidation amount equal to the principal amount of debentures to be paid in accordance with their terms, at the redemption price. The redemption price will be payable in cash to the holders of such trust securities.

         "Tax event" means the receipt by the trust of an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, change in, or announced proposed change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority or
(c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position on the date the trust securities are issued, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of issuance of the trust securities under the declaration of trust, there is more than an insubstantial risk that (i) interest payable by Ingersoll-Rand on the debentures would not be deductible, in whole or in part, by Ingersoll-Rand for United States federal income tax purposes or (ii) the income of the trust would be subject to United States federal income tax or the trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         "Treasury portfolio" means, with respect to the applicable principal amount of debentures, a portfolio of zero-coupon U.S. Treasury securities consisting of (a) principal or interest strips of U.S. Treasury securities which mature on or prior to May 15, 2003 in an aggregate amount equal to the applicable principal amount and (b) with respect to each scheduled interest payment date on the debentures that occurs after the tax event redemption date interest or principal strips of such U.S. Treasury securities which mature on or prior to such date in an aggregate amount equal to the aggregate interest payment that would be due on the applicable principal amount of the debentures on such date.

         "Applicable principal amount" means the aggregate principal amount of the debentures corresponding to the aggregate stated liquidation amount of the capital securities outstanding on such tax event redemption date.

         "Redemption Amount" means for each debenture, the product of
(a) the principal amount of such debenture and (b) a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the applicable principal amount.

         "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

         "Quotation agent" means (a) Merrill Lynch Government Securities, Inc. and its respective successors, provided, however, that if the foregoing shall cease to be a primary treasury dealer, Ingersoll-Rand shall substitute therefor another primary treasury dealer, and (b) any other primary treasury dealer selected by Ingersoll-Rand.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of debentures to be prepaid at its registered address. Unless Ingersoll-Rand defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on such debentures.

Option to Extend Interest Payment Period

         Ingersoll-Rand shall have the right at any time, and from time to time, during the term of the debentures, to defer payments of interest by extending the interest payment period for a period not extending beyond the maturity date of the debentures, at the end of which extension period, Ingersoll-Rand shall pay all interest then accrued and unpaid (including any expenses and taxes of the trust, as herein defined) together with interest thereon compounded quarterly at the rate of ___% per annum, to the extent permitted by applicable law. During any extension period:

         - Ingersoll-Rand may not declare or pay dividends or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock other than

         - purchases or acquisitions of capital stock of Ingersoll-Rand in connection with the satisfaction by Ingersoll-Rand of its obligations under any employee or agent benefit plans or the satisfaction by Ingersoll-Rand of its obligations pursuant to any contract or security outstanding on the date of such event requiring Ingersoll-Rand to purchase capital stock of Ingersoll-Rand,

         - as a result of a reclassification of Ingersoll-Rand's capital stock or the exchange or conversion of one class or series of Ingersoll-Rand's capital stock for another class or series of Ingersoll-Rand capital stock,

         - the purchase of fractional interests in shares of Ingersoll-Rand's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

         - dividends or distributions in capital stock of Ingersoll-Rand (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or

         - redemptions or repurchases of any rights outstanding under a shareholder rights plan or the declaration thereunder of a dividend of rights in the future),

         - Ingersoll-Rand shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Ingersoll-Rand that rank junior to the debentures, and

         - Ingersoll-Rand shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the guarantee).

         Prior to the termination of any such extension period, Ingersoll-Rand may further defer payments of interest by extending the interest payment period. The extension period, including all such previous and further extensions, may not extend, however, beyond the maturity of the debentures. Upon the termination of any extension period and the payment of all amounts then due, Ingersoll-Rand may commence a new extension period, subject to the term set forth in this section. No interest during an extension period, except at the end thereof, shall be due and payable, but Ingersoll-Rand, at its option, may prepay on any interest payment date all of the interest accrued during the then elapsed portion of an extension period. Ingersoll-Rand has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the debentures. If the institutional trustee shall be the sole holder of the debentures, Ingersoll-Rand shall give the regular trustees and the institutional trustee notice of its selection of such extension period one business day prior to the earlier of (a) the date distributions on the capital securities are payable or (b) the date the regular trustees are required to give notice, if applicable, to the NYSE (or other applicable self-regulatory organization) or to holders of the capital securities of the record or payment date of such distribution. The regular trustees shall give notice of Ingersoll-Rand's selection of such extension period to the holders of the capital securities. If the institutional trustee shall not be the sole holder of the debentures, Ingersoll-Rand shall give the holders of the debentures notice of its selection of such extension period ten business days prior to the earlier of (a) the interest payment date or (b) the date upon which Ingersoll-Rand is required to give notice, if applicable, to the NYSE (or other applicable self-regulatory organization) or to holders of the debentures of the record or payment date of such related interest payment.

Certain Covenants of the Debt Securities

         The debentures will include the following covenants:

         Limitation on Liens. Ingersoll-Rand will not, and will not permit any restricted subsidiary to, create, assume or guarantee any indebtedness for money borrowed, secured by any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind (hereinafter referred to as a "mortgage" or "mortgages") on any principal property of Ingersoll-Rand or a restricted subsidiary or on any shares or funded indebtedness of a restricted subsidiary (whether such principal property, shares or funded indebtedness are now owned or hereafter acquired) without, in any such case, effectively providing concurrently with the creation, assumption or guaranteeing of such indebtedness that the debentures (together, if Ingersoll-Rand shall so determine, with any other indebtedness then or thereafter existing, created, assumed or guaranteed by Ingersoll-Rand or such restricted subsidiary ranking equally with the debentures) shall be secured equally and ratably with or prior to such indebtedness. The indenture excludes, however, from the foregoing any indebtedness secured by a mortgage (including any extension, renewal or replacement of any mortgage hereinafter specified or any indebtedness secured thereby, without increase of the principal of such indebtedness):

         - on property, shares of funded indebtedness of any corporation existing at the time such corporation becomes a restricted subsidiary;

         - on property existing at the time of acquisition of such property, or to secure indebtedness incurred for the purpose of financing the purchase price of such property or improvements or construction thereon which indebtedness is incurred prior to or within 180 days after the later of such acquisition, completion of such construction or the commencement of commercial operation of such property;

         - on property, shares or funded indebtedness of a corporation existing at the time such corporation is merged into or consolidated with Ingersoll-Rand or a restricted subsidiary, or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a restricted subsidiary;

         - on property of a restricted subsidiary to secure indebtedness of such restricted subsidiary to us or another restricted subsidiary;

         - on Ingersoll-Rand property or property of a restricted subsidiary in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgage; or

         -   existing at the date of the indenture.

         Limitation on Sale and Leaseback Transactions. Sale and leaseback transactions (which are defined in the indenture to exclude leases expiring within three years of making, leases between Ingersoll-Rand and a restricted subsidiary or between restricted subsidiaries and any lease of part of a principal property, which has been sold, for use in connection with the winding up or termination of the business conducted on such principal property) by Ingersoll-Rand or any restricted subsidiary of any principal property are prohibited, unless (a) Ingersoll-Rand would be entitled to incur indebtedness secured by a mortgage on such principal property (see "Limitations on Liens" above) or
(b) an amount equal to the fair value of the principal property so leased (as determined by our board of directors) is applied within 180 days to the retirement (otherwise than by payment at maturity or pursuant to mandatory sinking funds) of Ingersoll-Rand senior debt securities or funded indebtedness of any restricted subsidiary on a parity with the senior debt securities or to purchase, improve or construct principal properties.

         Exempted Indebtedness. Notwithstanding the limitation on mortgages and sale and leaseback transactions described above, Ingersoll-Rand or any restricted subsidiary may, in addition to amounts permitted under such restrictions, create, assume or guarantee secured indebtedness or enter into sale and leaseback transactions which would otherwise be prohibited, provided that at the time of such event, and after giving effect thereto, the sum of such outstanding secured indebtedness plus the attributable debt in respect of such sale and leaseback transactions (other than sale and leaseback transactions entered into prior to the date of the senior indenture and sale and leaseback transactions entered into prior to the date of the indenture and sale and leaseback transactions whose proceeds have been applied in accordance with clause
(b) under "Limitation on Sale and Leaseback Transactions") does not exceed 5% of Ingersoll-Rand and Ingersoll-Rand consolidated subsidiaries shareholders' equity. "Attributable debt" means, as of any particular time, the then present value of the total net amount of rent required to be paid under such leases during the remaining terms thereof (excluding any renewal terms unless the renewal is at the option of the lessor), discounted at the actual interest factor included in such rent, or, if such interest factor is not readily determinable, then at the rate of 8-3/8% per annum.

         Restriction Upon Merger and Sales of Assets. Upon any consolidation or merger of Ingersoll-Rand with or into any other corporation or any sale, conveyance or lease of all or substantially all of Ingersoll-Rand property to any other corporation, the corporation (if other than Ingersoll-Rand) formed by such consolidation, or into which Ingersoll-Rand shall have been merged, or the corporation which shall have acquired or leased such property (which corporation shall be a solvent corporation organized under the laws of the United States or a State thereof or the District of Columbia) shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the debentures. Ingersoll-Rand will not consolidate or merge, or make any such sale, lease or other disposition, and Ingersoll-Rand will not permit any other corporation to merge into it, unless immediately after giving effect thereto, Ingersoll-Rand or such successor corporation, as the case may be, will not be in default under the indenture.

         If, upon any such consolidation, merger, sale, conveyance or lease, or upon any consolidation or merger of any restricted subsidiary, or upon the sale, conveyance or lease of all or substantially all the property of any restricted subsidiary to any other corporation, any principal property or any shares or funded indebtedness of any restricted subsidiary would become subject to any mortgage, Ingersoll-Rand will secure the due and punctual payment of the principal of, premium, if any, and interest, if any, on the debentures (together with, if Ingersoll-Rand shall so determine, any other indebtedness of or guarantee by us or such restricted subsidiary ranking equally with the debentures) by a mortgage, the lien of which will rank prior to the lien of such mortgage of such other corporation on all assets owned by Ingersoll-Rand or such restricted subsidiary.

         Certain Definitions. The term "principal property" means any manufacturing plant or other manufacturing facility of Ingersoll-Rand or any restricted subsidiary, which plant or facility is located within the United States, except any such plant or facility which the board of directors by resolution declares is not of material importance to the total business conducted by Ingersoll-Rand and Ingersoll-Rand restricted subsidiaries. The term "funded indebtedness" means indebtedness created, assumed or guaranteed by a person for money borrowed which matures by its terms, or is renewable by the borrower to a date, more than one year after the date of its original creation, assumption or guarantee. The term "restricted subsidiary" means any subsidiary which owns a principal property excluding, however, any corporation the greater part of the operating assets of which are located or the principal business of which is carried on outside the United States. The term "subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of the corporation shall at the time be owned by us or by us and one or more subsidiaries or by one or more subsidiaries.

Expenses and Taxes of the Trust

         In the indenture, Ingersoll-Rand , as borrower, has agreed to pay all debts and other obligations (other than with respect to the trust securities) and all costs and expenses of the trust (including the costs and expenses relating to the organization of the trust, the fees and expenses of the trustees and the costs and expenses relating to the operation of the trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the trust might become subject. Ingersoll-Rand also has agreed in the indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

Indenture Events of Default

         If any indenture event of default shall occur and be continuing, the institutional trustee, as the holder of the debentures, will have the right to declare the principal of and the interest on the debentures (including any compound interest and expenses and taxes of the trust, if any) and any other amounts payable under the indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debentures.

         The following are events of default under the indenture with respect to the debentures:

         - failure to pay interest on the debentures when due, continued for 30 days; provided, however, that if Ingersoll-Rand is permitted by the terms of the debentures to defer the payment in question, then the date on which such payment is due and payable shall be the date on which Ingersoll-Rand is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the debentures,

         - failure to pay the principal of (or premium, if any, on) the debentures when due and payable at the stated maturity date, upon redemption or otherwise; provided, however, if Ingersoll-Rand is permitted by the terms of the debentures to defer the payment in question, the date on which such payment is due and payable shall be the date on which Ingersoll-Rand is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the debentures,

         - failure to observe or perform in any material respect certain other covenants contained in the indenture, continued for a period of 90 days after written notice has been given to Ingersoll-Rand by the debt trustee or holders of at least 25% in aggregate principal amount of the outstanding debentures, and

         - certain events of bankruptcy, insolvency or reorganization relating to Ingersoll-Rand.

         The indenture provides that the debt trustee shall, within 90 days after the occurrence of any default or event of default with respect to the debentures, give the holders of the debentures notice of all uncured defaults or events of default known to it (the term "default" includes any event which after notice or passage of time or both would be an event of default); provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any, on) or interest on the debentures, the debt trustee shall be protected in withholding such notice so long as the board of directors, the executive committee or directors or responsible officers of the debt trustee in good faith determine that the withholding of such notice is in the interest of the holders of the debentures.

         If an event of default with respect to the debentures occurs and is continuing, the debt trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures, by notice in writing to Ingersoll-Rand (and to the debt trustee if given by the holders of at least 25% in aggregate principal amount of the debentures), may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding debentures to be due and payable immediately and, upon any such declaration, the debentures shall become immediately due and payable.

         In addition, in the case of the debentures held by the trust, if an event of default has occurred and is continuing and such event is attributable to the failure of Ingersoll-Rand to pay interest or principal, then a holder of capital securities may directly institute a proceeding against Ingersoll-Rand for payment.

         Any such declaration with respect to the debentures may be annulled and past events of default and defaults (except, unless theretofore cured, an event of default or a default in payment of principal of or interest on the debentures) may be waived by the holders of a majority of the principal amount of the outstanding debentures, upon the conditions provided in the indenture.

         An indenture event of default also constitutes a declaration event of default. The holders of capital securities in certain circumstances have the right to direct the institutional trustee to exercise its rights as the holder of the debentures. Notwithstanding the foregoing, if an event of default has occurred and is continuing and such event is attributable to the failure of Ingersoll-Rand to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, Ingersoll-Rand acknowledges that a holder of capital securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of and interest on the debentures having a principal amount equal to the aggregate stated liquidation amount of the capital securities of such holder after the respective due date specified in the debentures. In connection with such action, Ingersoll-Rand shall have the right under the indenture to set-off any payment made to such holder by Ingersoll-Rand. The holders of capital securities will not be able to exercise directly any other remedy available to the holders of the debentures.

         From time to time, the indenture may be modified by Ingersoll-Rand and the debt trustee without the consent of any holders of the debentures with respect to certain matters, including:

         - to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture,

         - to qualify, or maintain the qualification of, the indenture under the Trust Indenture Act, and

         - to make any change that does not materially adversely affect the interests of any holder of debentures. In addition, under the indenture, certain rights and obligations of Ingersoll-Rand and the rights of holders of the debentures may be modified by Ingersoll-Rand and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debentures; but no extension of the maturity of debentures, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of debentures, other modification in the terms of payment of the principal of, or interest on, the debentures, or reduction of the percentage required for modification, will be effective against any holder of any outstanding debentures without the holder's consent.

Satisfaction and Discharge

         The indenture provides that when, among other things, all debentures not previously delivered to the debt trustee for cancellation
(a) have become due and payable or (b) will become due and payable at their stated maturity within one year, and Ingersoll-Rand deposits or causes to be deposited with the debt trustee, as trust funds in trust for the purpose, an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the debt trustee for cancellation, for the principal (and premium, if any) and, interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to the Ingersoll-Rand's obligations to pay all other sums due pursuant to the indenture and to provide the officer certificates and opinions of counsel described therein), and the Ingersoll-Rand will be deemed to have satisfied and discharged the indenture.

Book-Entry and Settlement

         If distributed to holders of capital securities in connection with the involuntary or voluntary dissolution of the trust, the debentures will be issued in the form of one or more global certificates registered in the name of DTC or its nominee. Except under the limited circumstances described below, debentures represented by the global security will not be exchangeable for, and will not otherwise be issuable as, debentures in certificated form. The global securities described above may not be transferred except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary or its nominee.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such laws may impair the ability to transfer beneficial interests in such a global security.

         Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of debentures in certificated form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the indenture, and no global security representing debentures shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

The Depositary

         If debentures are distributed to holders of capital securities in liquidation of such holders' interests in the trust, DTC will act as securities depositary for the debentures. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Capital Securities--Book-Entry Only Issuance--The Depository Trust Company." Ingersoll-Rand may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities.

         None of Ingersoll-Rand, the trust, the institutional trustee, any paying agent and any other agent of Ingersoll-Rand or the debt trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         A global security shall be exchangeable for debentures registered in the names of persons other than DTC or its nominee only if:

         - DTC notifies Ingersoll-Rand that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed,

         - DTC at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed,

         - Ingersoll-Rand, in its sole discretion, determines that such global security shall be so exchangeable, or

         - there shall have occurred an indenture event of default with respect to such debentures.

         Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for debentures registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.

Governing Law

         The indenture and the debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

         Ingersoll-Rand will pay all fees and expenses related to:

         -   the offering of the trust securities and the debentures,

         -   the organization, maintenance and dissolution of the trust,

         -   the retention of the Ingersoll-Rand trustees, and

         - the enforcement by the institutional trustee of the rights of the holders of the capital securities.

                     EFFECT OF OBLIGATIONS UNDER THE
                       DEBENTURES AND THE GUARANTEE

         As set forth in the declaration of trust, the sole purpose of the trust is to issue the trust securities evidencing undivided beneficial interests in the assets of the trust, and to invest the proceeds from such issuance and sale in the debentures and engage in only those other activities necessary or incidental thereto.

         As long as payments of interest and other payments are made when due on the debentures, such payments will be sufficient to cover distributions and payments due on the trust securities because of the following factors:

         - the aggregate principal amount of debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities,

         - the interest rate and the interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust securities,

         - Ingersoll-Rand shall pay, and the trust shall not be obligated to pay, all costs, expenses, debts, and obligations of the trust (other than with respect to the trust securities), and

         - the declaration of trust further provides that the trustees shall not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

         Payments of distributions (to the extent funds therefor are available) and other payments due on the capital securities (to the extent funds therefor are available) are guaranteed by Ingersoll-Rand as and to the extent set forth under "Description of the Guarantee." If Ingersoll-Rand does not make interest payments on the debentures purchased by the trust, the trust will not have sufficient funds to pay distributions on the capital securities. The guarantee does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions.

         If Ingersoll-Rand fails to make interest or other payments on the debentures when due (taking account of any extension period), the declaration of trust provides a mechanism whereby the holders of the capital securities, using the procedures described in "Description of the Capital Securities--Book-Entry Only Issuance--The Depository Trust Company" and "--Voting Rights," may direct the institutional trustee to enforce its rights under the indenture. If the institutional trustee fails to enforce its rights under the indenture in respect of an indenture event of default, such holder of record of capital securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Ingersoll-Rand to enforce the institutional trustee's rights under the indenture without first instituting any legal proceeding against the institutional trustee or any other person or entity. Notwithstanding the foregoing, if a declaration event of default has occurred and is continuing and such event is attributable to the failure of Ingersoll-Rand to pay interest or principal on the debentures on the date such interest or principal is otherwise payable, then a holder of capital securities may directly institute a proceeding against Ingersoll-Rand for payment. Ingersoll-Rand, under the guarantee, acknowledges that the guarantee trustee shall enforce the guarantee on behalf of the holders of the capital securities. If Ingersoll-Rand fails to make payments under the guarantee, the guarantee provides a mechanism, whereby the holders of the capital securities may direct the guarantee trustee to enforce its rights thereunder. Notwithstanding the foregoing, if Ingersoll-Rand has failed to make a payment under the guarantee, any holder of capital securities may institute a legal proceeding directly against Ingersoll-Rand to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

         The guarantee, when taken together with Ingersoll-Rand's obligations under the debentures and the indenture and its obligations under the declaration of trust, including its obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust securities), has the effect of providing a full and unconditional guarantee of amounts due on the capital securities.

              UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the capital securities as of the date of this prospectus. Except where we state otherwise, this summary deals only with capital securities purchased pursuant to this offering and held as capital assets by a holder who is a United States person (as defined below).

         A "United States person'' is a holder who is one of the following:

             -      a citizen or resident of the United States;

             - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

             - an estate the income of which is subject to United States federal income taxation regardless of its source; or

             -      a trust

                    - that is subject to the primary supervision of a court within the United States and the control of one or more United States persons; or

                    - that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

         Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

             -      dealers in securities or currencies;

             -      financial institutions;

             -      tax-exempt investors;

             - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

             -      persons liable for alternative minimum tax;

             -      insurance companies;

             - persons holding capital securities as part of a hedging, conversion, integrated or constructive sale transaction;

             - persons holding capital securities as part of a straddle; or

             -      persons whose functional currency is not the United
                    States dollar.

         In addition, this summary does not include any description of the tax laws of any state, local or foreign government.

         Furthermore, if a partnership holds capital securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding capital securities, you should consult your own tax advisor.

         This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations thereof. These income tax laws, regulations and interpretations may change at any time, possibly on a retroactive basis. In addition, the authorities on which this summary is based are subject to various interpretations and either the Internal Revenue Service (the "IRS") or the courts could disagree with the explanations or conclusions contained in this summary.

         You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of the capital securities, including the tax consequences under state, local, foreign and other tax laws. For a discussion of the possible redemption of the capital securities upon the occurrence of a tax event, see "Description of the Capital Securities -Optional Redemption" in this prospectus.

Classification of the Trust

         The trust has been treated as a grantor trust for United States federal income tax purposes since its inception and we intend that it will continue to be classified as a grantor trust and not as an association taxable as corporation. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial ownership interest in the debentures. Thus, you will be required to include in your gross income your proportionate share of the interest income or original issue discount that is paid or accrued on the debentures. See below under the caption "- Interest Income and Original Issue Discount" in this section.

Classification of the Debentures

         The debentures have been treated as indebtedness of Ingersoll-Rand for all United States tax purposes since they were initially issued and we intend that they will continue to be so classified. Ingersoll-Rand, the trust and you (by your acceptance of an undivided beneficial ownership interest in a Capital Security) agree to treat the debentures as indebtedness for all United States tax purposes. The remainder of this discussion assumes that the debentures will be classified as indebtedness of Ingersoll-Rand.

Interest Income and Original Issue Discount

         The debentures were not issued with an issue price that was less that their stated redemption price at maturity. Therefore, subject to the discussion below, the debentures are currently not subject to the special original issue discount (which we refer to as "OID") rules and you will generally be taxed on the stated interest on the debentures as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

         If, however, we exercise our right to defer payments of interest on the debentures, the debentures will become OID instruments at such time. In such case, you will be subject to the special OID rules described below. Once the debentures become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

         Under OID economic accrual rules, the following occur:

             - regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the debentures using the constant-yield-to-maturity method of accrual described in section 1272 of the Code;

             - the actual cash payments of interest you receive on the debentures would not be reported separately as taxable income;

             - any amount of OID included in your gross income (whether or not during a deferral period) with respect to the capital securities would increase your tax basis in such capital securities; and

             - the amount of distributions you receive in respect of such accrued OID would reduce your tax basis in such capital securities.

         The Treasury regulations dealing with OID and the deferral of interest payments have not yet been addressed in any ruling or other interpretations by the IRS. It is possible that the IRS could assert that the debentures were issued initially with OID, merely because of our right to defer payments of interest. If the IRS were successful in this regard, you would be subject to the special OID rules described above regardless of whether we exercise our option to defer payments of interest on such debentures.

          Because the debentures are debt for tax purposes, you will not be entitled to a dividends received deduction with respect to any income you recognize on the capital securities.

Market Discount

         If you purchase a capital security for an amount that is less than the stated redemption price at maturity of the debentures to which such capital security relates, or, if such debentures are OID instruments, their adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a capital security or debenture as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the capital security or debenture at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the capital security or debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to such capital security or debenture.

         Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the capital security or debenture, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Amortizable Bond Premium

         If you purchase a capital security for an amount in excess of the sum of all amounts payable on the capital security after the purchase date other than qualified stated interest, the amount of the difference will be treated as "premium" for United States federal income tax purposes, and, if the debentures to which such capital security relates are OID instruments, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debentures on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the capital security or debenture. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Distribution of Debentures or Cash Upon Liquidation of the Trust

         As described under the caption "Description of the Capital Securities -- Liquidation Distribution upon Dissolution" in this prospectus, the debentures held by the trust may be distributed to you in exchange for your capital securities if the trust is liquidated before the maturity of the debentures.

         Under current law, except as described below, this type of distribution from a grantor trust would not be taxable. Upon such a distribution, you will receive your proportionate share of the debentures previously held indirectly through the trust. Your holding period and total tax basis in the debentures will equal the holding period and total tax basis that you had in your capital securities before the distribution. If, however, the trust is treated as an association taxable as a corporation, and accordingly, its income is subject to United States federal income tax, a tax event will occur. If we elect to distribute the debentures to you at this time, the distribution could be taxable to the trust and to you.

         If you receive debentures in exchange for your capital securities, you would accrue interest in respect of the debentures received from the trust in the manner described above under the caption "- Interest Income and Original Issue Discount" in this section.

         In certain circumstances described above under the caption "Description of Debentures -Tax Event Redemption" in this prospectus, we may redeem the debentures and distribute cash in liquidation of the trust. This redemption would be taxable as described below under "-- Sales of Capital Securities or Redemption of Debentures" in this section.

Sales of Capital Securities or Redemption of Debentures

         If you sell your capital securities or receive cash upon redemption of the debentures, you will recognize gain or loss equal to the difference between:

             - the amount realized on the sale or redemption of the capital securities or debentures (less an amount equal to any accrued but unpaid qualified stated interest that you did not previously include in income, which will be taxable as ordinary income); and

             - your adjusted tax basis in your capital securities or debentures sold or redeemed.

         Your gain or loss will be a capital gain or loss, provided that you held the capital securities or debentures as a capital asset. The gain or loss will generally be a long-term capital gain or loss if you have held your capital securities or Debentures for more than one year. Long-term capital gains of individuals derived with respect to capital assets held for more than one year are currently subject to tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

Non-United States Holders

         The following discussion only applies to you if you are not a United States person. As discussed above, the capital securities will be treated by the parties as evidence of undivided beneficial ownership interests in the debentures. See above under the caption "-
Classification of the Trust " in this section.

         U.S. Federal Withholding Tax

         The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including OID) on the capital securities or the debentures provided that:

             - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and United States Treasury regulations;

             - you are not a controlled foreign corporation that is related to us through stock ownership;

             - you are not a bank whose receipt of interest on the capital securities or the debentures is described in section 881(c)(3)(A) of the Code; and

             - you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) if you hold your capital securities or debentures through certain foreign intermediaries, you must satisfy the certification requirements of applicable United States Treasury regulations.

         If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed
(1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the capital securities or the debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

         The 30% U.S. federal withholding tax will generally not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of the capital securities or debentures.

         U.S. Federal Income Tax

         If you are engaged in a trade or business in the United States and interest (including OID) on the capital securities or the debentures is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

         Any gain realized on the disposition of a capital security or a debenture generally will not be subject to U.S. federal income tax unless
(1) that gain is effectively connected with the conduct of a trade or business by you in the United States or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

         U.S. Federal Estate Tax

         Your estate will not be subject to U.S. federal estate tax on the capital securities (or the debentures) beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock

(within the meaning of the Code and United States Treasury regulations) and (2) interest on those capital securities or debentures would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States

Information Reporting and Backup Withholding

         United States Holders

         In general, information reporting requirements will apply to payments of interest (including OID) on the capital securities or the debentures and to the proceeds of the sale of capital securities or debentures made to you (unless you are an exempt recipient such as a corporation). A 31% backup withholding will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full interest income.

         Non-United States Holders

         In general, no information reporting or backup withholding will be required regarding payments of interest on the capital securities or the debentures that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the certification described above in the fourth bullet point under the caption "Non-United States Holders - U.S. Federal Withholding Tax."

         In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of capital securities or debentures made within the United States or conducted through certain United States financial intermediaries if (1) the payor receives the certification described above and does not have actual knowledge that you are a United States person or (2) you otherwise establish an exemption.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

                           PLAN OF DISTRIBUTION

         The offering is being made (1) under the terms and subject to the conditions contained in a remarketing agreement dated as of March 23, 1998, among us, the trust, the purchase contract agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and (2) subject to the terms of an underwriting agreement to be entered into as of May 11, 2001 among us and the other parties to the 1998 agreement. Pursuant to these agreements, Merrill Lynch has agreed to offer on May 11, 2001 capital securities on behalf of Income PRIDES holders who have failed to notify the purchase contract agent on or prior to May 9, 2001 of their intention to settle their related purchase contracts with separate cash. These agreements require Merrill Lynch to use its reasonable efforts to sell the capital securities (bearing the reset rate set forth in the 1998 agreement) at a price of approximately 100.5% of the aggregate stated liquidation amount of each capital security, plus any accrued and unpaid distributions (including any deferred distributions). The portion of the proceeds from this offering equal to the aggregate stated liquidation amount of the capital securities will be applied automatically to satisfy in full the Income PRIDES holders' obligations to purchase common stock under their relation purchase contracts.

         The estimated expenses payable by us in connection with this offering (other than underwriting discounts and commissions) are as follows:


SEC registration fee . . . . . . . . . . . . . .           $101,129
Printing expenses  . . . . . . . . . . . . . . .             50,000
Accounting fees and expenses . . . . . . . . . .             50,000
Legal fees and expense   . . . . . . . . . . . .            100,000
Blue Sky fees and expenses . . . . . . . . . . .             10,000
Trustee's expenses . . . . . . . . . . . . . . .             10,000
Miscellaneous  . . . . . . . . . . . . . . . . .             28,871
                                                           --------
         Total                                             $350,000
                                                           ========

         Pursuant to the underwriting agreement, in addition to reimbursing Merrill Lynch for the expenses incurred by it in connection with this offering, we have agreed to allow Merrill Lynch to retain a placement fee from any proceeds received in connection with this offering in excess of the aggregate stated liquidation amount of the capital securities offered hereby plus any accrued and unpaid distributions (including any deferred distributions). The placement fee will not exceed 25 basis points (.25%) of the aggregate stated liquidation amount of the capital securities. After deducting its placement fee, Merrill Lynch will remit the remaining portion of the excess proceeds, if any, for the benefit of the holders of capital securities participating in this offering. Neither we nor the holders of capital securities participating in this offering will otherwise be responsible for any placement fee in connection with this offering.

         The following table shows the total underwriting commissions to be paid to Merrill Lynch by us in the form of the placement fee, assuming that all outstanding capital securities are sold at 100.5% of their aggregate stated liquidation amount. The amount will be adjusted downward to the extent that less than all of the outstanding capital securities are offered or the capital securities are sold at a price less than 100.25% of their aggregate stated liquidation amount.


                                                                                             Total
                                                                                             -----
Merrill Lynch, Pierce, Fenner & Smith Incorporation . . . . . . . . . . .            $

         If, despite using its reasonable efforts, Merrill Lynch cannot sell the capital securities (other than to us) at a price not less than 100% of the aggregate stated liquidation of the capital securities plus accrued and unpaid distributions (including deferred distributions, if any), then Merrill Lynch will not be required to take or pay for any of the capital securities and the offering will fail. In that event, we will exercise our rights as a secured party to dispose of the capital securities in accordance with applicable law. The proceeds from that disposition will satisfy in full each capital securities holder's obligations to purchase common stock under their related purchase contracts. In addition, on May 14, 2001, we will cause a notice of the failed offering to be published in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal.

         In order to facilitate the offering of the capital securities, Merrill Lynch may engage in transactions that stabilize, maintain or otherwise affect the price of the capital securities. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the capital securities. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases.

         Neither we nor Merrill Lynch makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the capital securities. In addition, neither we nor Merrill Lynch makes any representation that Merrill Lynch will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

         We and Merrill Lynch have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to the payments each of us may be required to make in respect thereof.

         Merrill Lynch has in the past provided, and may in the future provide, investment banking and underwriter services to us and our affiliates for which they have received customary compensations.

                              LEGAL MATTERS

         The validity of the debentures and guarantee will be passed upon for the Ingersoll-Rand and the trust by Simpson, Thacher & Bartlett, New York, New York. Certain matters of Delaware law with respect to the validity of the capital securities offered hereby will be passed upon for Ingersoll-Rand and the trust by Richards, Layton & Finder P.A., special Delaware counsel to Ingersoll-Rand and trust. The validity of the debentures and the capital securities, will be passed upon for the agent by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                 EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended
December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounts.

                          AVAILABLE INFORMATION

         This prospectus is part of a registration statement on Form S-3 relating to the securities covered by this prospectus. The prospectus does not include all of the information in the registration statement. We refer you to the registration statement and its exhibits for further information about us and the securities.

         We are subject to the Securities Exchange Act of 1934, and file reports and other information with the SEC as required by the Exchange Act. You can inspect and copy our reports and filings by contacting the SEC at these offices:

Public Reference Room     7 World Trade Center      Northwestern Atrium Center
Judiciary Plaza           New York, NY 10048        500 West Madison Street
450 Fifth Street, NW                                Chicago, IL 60661
Washington, DC 20549

         You can also get copies of these materials from the SEC's web site (http://www.sec.gov), or view them at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005.

         We have not included any separate financial statements for the trust. They were omitted because the trust is our wholly owned subsidiary with no independent operations, we guarantee the fee obligations relating to the capital securities and the SEC has exempted these types of trusts from filing obligations for as long as we continue to file our information with the SEC.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 is incorporated by reference in this prospectus. All future filings that we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities we are offering are deemed incorporated into and part of this prospectus once filed. Any statement in this prospectus, or in any document incorporated by reference that is different from any statement contained in any later-filed document should be regarded as changed by that later statement. Once so changed, the earlier statement is no longer considered part of this prospectus.

         If you ask us by phone or in writing, we will give you a copy of any of the materials incorporated (other than exhibits, unless the exhibits are themselves specifically incorporated). Please make your request to R.G. Heller, Secretary, P.O. Box 8738, Woodcliff Lake, New Jersey 07677, telephone 201-573-0123.

                                 PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

                 The estimated expenses payable by Ingersoll-Rand in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:


SEC registration fee . . . . . . . . . . . . . . . .        $101,129
Printing and engraving expenses  . . . . . . . . . .          50,000
Accounting fees and expenses   . . . . . . . . . . .          50,000
Legal fees and expenses  . . . . . . . . . . . . . .         100,000
Blue Sky fees and expenses . . . . . . . . . . . . .          10,000
Trustee's expenses   . . . . . . . . . . . . . . . .          10,000
Miscellaneous  . . . . . . . . . . . . . . . . . . .          28,871
                                                            --------
   Total . . . . . . . . . . . . . . . . . . . . . .        $350,000
                                                            ========

Item 15.  Indemnification of Directors and Officers

         Article Seventh of the Company's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by the laws of the State of New Jersey, directors and officers of the Company shall not be personally liable to the Company or its shareholders for damages for breach of any duty owed to the Company or its shareholders, except that no such director or officer shall be relieved from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Company or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such person of an improper personal benefit.

         Article Seventh also provides that each person who was or is made a party or is threatened to be made a party to or is involved in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, by reason of his or her being or having been a director or officer of the Company, or by reason of his or her being or having been a director, officer, trustee, employee or agent of any other corporation or of any partnership, joint venture, employee benefit plan or other entity or enterprise, serving as such at the request of the Company, shall be indemnified and held harmless by the Company to the fullest extent permitted by the New Jersey Business Corporation Act (the "Act"), from and against all reasonable costs, disbursements and attorneys' fees, and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and assigns; provided, however, that there shall be no indemnification with respect to any settlement of any proceeding unless the Company has given its prior consent to such settlement or disposition. This right to indemnification includes the right to be paid by the Company the expenses incurred in connection with any proceeding in advance of the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that, if the Act so requires, the payment of such expenses shall be made only upon receipt by the Company of an undertaking to repay all amounts so advanced unless it shall ultimately be determined that such director or officer is entitled to be indemnified.

         Article Seventh also provides that the right to indemnification thereunder is a contract right and gives claimants certain rights with respect to claims for indemnification not paid by the Company after 30 days following a written request. Finally, Article Seventh provides that the right to indemnification and advancement of expenses provided thereby shall not exclude or be exclusive of any other rights to which any person may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. Sections 1 and 2 of Article IX of the Company's By-Laws also provide directors and officers with certain rights to indemnity that are substantially similar to the foregoing provisions of Article Seventh.

         Section 14A: 3-5 of the Act provides that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct unless the court in which such proceeding was brought determines upon application that the defendant, officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. In any case, a corporation must indemnify an officer director against expenses (including attorney's fees) to the extent that he has been successful on the merits or otherwise or in defense of any claim or issue.

         The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his capacity as an officer or director.

         Under the trust agreement of each trust, the Company will agree to indemnify each of the regular trustees of such trust (or any predecessor trustee for such trust), and to hold harmless such regular trustee against any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with the acceptance or administration of such trust agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under such trust agreement.

Item 16.  See Exhibit Index.

         Each of the undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b) (1 ) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (4) It will reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Ingersoll-Rand Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodcliff Lake, New Jersey on April 6, 2001.

                                  Ingersoll-Rand Company


                                  By: /s/ Herbert L. Henkel
                                     ------------------------------
                                     (Herbert L. Henkel)
                                     Chairman of the Board of Directors,
                                     President and Chief Executive
                                       Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated o on April 4, 2001.

           Signature            Title                               Date
           ---------            -----                               ----

*  HERBERT L. HENKEL            Chairman of the Board of      April 6, 2001
----------------------------    Directors, President and
   Herbert L. Henkel            Chief Executive Officer
                                (Principal Executive
                                Officer)

*  DAVID W. DEVONSHIRE          Executive Vice President      April 6, 2001
----------------------------    and Chief Financial
   David W. Devonshire          Officer (Principal
                                Financial Officer)

*  STEVEN R. SHAWLEY            Vice President and            April 6, 2001
----------------------------    Controller (Principal
   Steven R. Shawley            Accounting Officer)

*  JOSEPH P. FLANNERY           Director                      April 6, 2001
----------------------------
   Joseph P. Flannery

*  PETER C. GODSOE              Director                      April 6, 2001
----------------------------
   Peter C. Godsoe

*  CONSTANCE J. HORNER          Director                      April 6, 2001
----------------------------
   Constance J. Horner

*  H. WILLIAM LICHTENBERGER     Director                      April 6, 2001
----------------------------
   H. William Lichtenberger

*  THEODORE E. MARTIN           Director                      April 6, 2001
----------------------------
   Theodore E. Martin

*  ORIN R. SMITH                Director                      April 6, 2001
----------------------------
   Orin R. Smith

*  RICHARD J. SWIFT             Director                      April 6, 2001
----------------------------
   Richard J. Swift

*  TONY L. WHITE                Director                      April 6, 2001
----------------------------
   Tony L. White

*By:  /s/ PATRICIA NACHTIGAL
      -------------------------
      Patricia Nachtigal, Attorney-in-Fact

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Ingersoll-Rand Financing I certify that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that they have duly caused this Registration Statement or amendment thereto to be signed on their behalf by the undersigned, thereunto duly authorized, in Woodcliff Lake, New Jersey on April 6, 2001.

                                  INGERSOLL-RAND FINANCING I


                                  By: /s/  Patricia Nachtigal
                                     ------------------------------
                                           Name:  Patricia Nachtigal
                                           Title: Trustee

                            INDEX TO EXHIBITS

1.1*    --  Remarketing Agreement dated as of March 28, 1988, among,
            Ingersoll-Rand Company, Ingersoll-Rand  Financing I, Merrill
            Lynch, Pierce, Fenner & Smith Incorporated and the Bank of New
            York as Purchase Contract Agent.
1.2*    --  Form of Underwriting Agreement.
4.1     --  Indenture, dated as of March 23, 1998, between Ingersoll-Rand
            Company and The Bank of New York, as Trustee, as supplemented by the First Supplemental Indenture (incorporated by reference to
            Form 10-K of Ingersoll-Rand Company for the year ended December
            31, 1998).
4.2     --  Amended and Restated Declaration of Trust of Ingersoll-Rand
            Financing I dated as of March 23, 1998 (incorporated by reference to Form 10-K of Ingersoll-Rand Company for the year ended
            December 31, 1998).
4.3     --  Guarantee Debenture Agreement dated March 23, 1998, between
            Ingersoll-Rand Company and the First National Bank of Chicago, as
            trustee (incorporated by reference to Form 10-K of Ingersoll-Rand
            Company for the year ended December 31, 1998).
4.4     --  Form of Debenture Security (included in 4.1).
4.5     --  Form of Capital Security (included in 4.2).
4.6     --  Form of Guarantee (included in Exhibit 4.3).
5.1     --  Opinion of Simpson Thacher & Bartlett as to the validity of the
            Debentures and Guarantee (incorporated by reference to Form S-3
            Registration Statement No. 333-38367)
5.2     --  Opinion of Richards, Layton & Finger, P.A. (Ingersoll-Rand
            Financing I) (incorporated by reference to Form S-3 Registration
            Statement No. 333-38367 of Ingersoll-Rand Company).
12      --  Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Form 8-K dated February 9. 2000  of Ingersoll-
            Rand Company).
23.1    --  Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1).
23.2    --  Consent of Richards, Layton & Finger, P.A. (included in Exhibit
            5.2).
23.3    --  Consent of Independent Accountants.
24.1    --  Powers of Attorney (Ingersoll-Rand Company).
25.1    --  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.
25.2    --  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bank One, National Association, as Indenture
            Trustee under the Amended and Restated Trust Agreement of
            Ingersoll-Rand Financing I.
25.3    --  Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Bank One, National Association, as Guarantee
            Trustee under the Guarantee of Ingersoll-Rand Company for the benefit of the holders of Trust Securities of Ingersoll-Rand
            Financing I.

---------------------
* To be filed by amendment